Exhibit 99.1

For Immediate Release

Press Contact:	Dana Lengkeek McAfee, Inc. (408) 346-5184

Investor Contact:	Kelly Blough McAfee, Inc. (408) 346-3481

MCAFEE COO/CFO PLANS TO RETIRE AT THE END OF 2004

SANTA CLARA, Calif., Sept. 7, 2004 —McAfee, Inc. (NYSE: MFE), announced today that Stephen Richards intends to retire from his position as chief operating officer and chief financial officer effective December 31, 2004. McAfee has commenced a search for the position of CFO.

     “I am incredibly proud to have assisted in McAfee’s transformation during my three and one-half years at the company,” Richards stated. “Those years have been the most interesting and rewarding of my career. However, at this time I want to spend time with my family and pursue other personal interests.”

     “Steve has been instrumental in restoring McAfee’s financial health, and the company’s credibility with its shareholders and the investment community. Since joining the company in April 2001, Steve has also helped guide McAfee through an incredible transformation. Critical achievements include the pending Foundstone acquisition, the previous acquisitions of IntruVert and Entercept, the acquisition of publicly traded shares of the company’s previously publicly traded subsidiary, McAfee.com, and the disposition of the Sniffer network management, Magic helpdesk and Gauntlet firewall businesses,” said George Samenuk, chairman and chief executive officer of McAfee, Inc. “Steve’s operational accomplishments include the expansion of the research and development facilities in India and the company’s ongoing initiative to improve operating margins and profitability. Steve’s contributions have been tremendous and we will miss him.”

     Richards joined McAfee as chief financial officer in April 2001, was named chief operating officer in November 2001, and served as a member of the company’s core management team. Richards came to McAfee from E*TRADE where he was CFO. Richards currently serves on the board of directors of Tradestation Group (NASDAQ: TRAD) and the Pacific Exchange.

About McAfee, Inc.

     With headquarters in Santa Clara, Calif., McAfee, Inc. creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. McAfee’s customers span large enterprises, governments, small and medium sized businesses, and consumers. For more information, McAfee, Inc. can be reached at 972-963-8000 or on the Internet at http://www.mcafee.com.

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NOTE: McAfee is a registered trademark of McAfee, Inc. and/or its affiliates in the US and/or other countries. The color red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks in this document are the sole property of their respective owners. © 2004 Networks Associates Technology, Inc. All Rights Reserved.